Exhibit 99.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. ANNOUNCES FIRST QUARTER 2026 RESULTS

HOUSTON – May 7, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the first quarter 2026. Additionally, the Company provided operational and financial guidance for the second quarter and full year of 2026.
First Quarter 2026 Highlights and Recent Key Items:

•Invested $78.1 million in capital expenditures, which included the successful start to the Gabon Phase Three Drilling Program, continued Côte d’Ivoire Floating Production Storage and Offloading vessel (“FPSO”) Dry
Dock refurbishment and key long leads for the upcoming 2026 drilling campaign in Côte d’Ivoire;
◦Successfully drilled, completed and placed on production the Etame 14H development well in April 2026 at an initial rate of 4,850 gross barrels of oil per day (“BOPD”), encountering 325 meters of net pay in high-quality Gamba sands;
◦Successfully drilled, completed and placed on production the Etame 15H development well in February 2026 at an initial rate of 2,000 gross BOPD, confirming expectations from the ET-15P pilot well results;
◦Baobab Ivoirien FPSO is now fully moored back on its original location and resumption of production at Côte d’Ivoire remains on track for Q2 2026;
•Confirmed as operator with a 60% WI in the Kossipo field on the CI-40 Block, located southwest of the Baobab field, with a field development plan (“FDP”) expected to be completed in the second half of 2026;
◦Further information on the Kossipo field can be found in the Q1 2026 supplemental deck posted on Vaalco’s website;
•Divested all Canadian properties for an adjusted purchase price of $25.5 million with a closing date of February 19, 2026;
•Sold 12,157 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”) and produced 15,110 NRI(1) BOEPD or 19,884 working interest (“WI”)(2) BOEPD, all of which were slightly above the midpoint of guidance;
•Expecting Q2 2026 sales volumes to range between 16,800 and 18,300 NRI BOPD, a 44% increase compared to Q1 2026 (at the midpoint of guidance);
•Increasing full year 2026 production and sales NRI volumes by 8% and 12%, respectively at the midpoint, while maintaining 2026 capital budget guidance unchanged even with additional drilling in Egypt included;
•Reported a net loss of $93.8 million ($0.90 per diluted share), which includes $94.2 million in expenses primarily due to a loss on derivative instruments and exploration expense;
◦Excluding primarily the $55.9 million unrealized portion of the derivative loss, Adjusted Net Loss(3) totaled $47.2 million ($0.45 per diluted share);
•Generated Adjusted EBITDAX(3) of $11.6 million which included no partner liftings in Gabon and no sales in Côte d’Ivoire, Q2 2026 is expected to have two partner liftings in Gabon and Q3 2026 sales are expected to include Côte d’Ivoire;
•Reduced trade receivable in Egypt even further from $31.6 million at December 31, 2025 to $24.2 million at March 31, 2026; and
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on June 26, 2026.
(1)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(2)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.

(3)Adjusted EBITDAX, Adjusted Net Income (Loss), Adjusted Working Capital, Free Cash Flow and Net Debt are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, Vaalco’s Chief Executive Officer, commented, “We began 2026 by divesting all of our Canadian assets, and increased our future growth potential in Côte d’Ivoire by being confirmed as operator with a 60% WI in the Kossipo field. The Kossipo field is a discovery with material oil in place, located 8 kilometers from our highly productive Baobab field on the CI-40 Block. We also have had a positive start to our Gabon drilling campaign with the ET-15H well coming online in February 2026 and the Etame 14H well coming online in April 2026. These wells helped production in Gabon increase slightly in Q1 2026 and the larger impact can be seen in our guidance for Q2 2026 compared to Q4 2025. Despite the increase in production, as we mentioned on our year-end call, sales were lower due to a government lifting in Gabon in the first quarter 2026 to settle our foreign tax expense. We expect this to be the only government lifting in 2026 and, as you can see from our second quarter guidance, we expect two optimized liftings in Gabon driving strong sales in a higher priced environment. The FPSO for Baobab is moored in place at the Baobab field in offshore Côte d’Ivoire and the field is expected to restart in Q2 2026. These factors have given us the confidence to increase full year production and sales guidance for 2026. Additionally, we plan to start the Phase Five Drilling Program at Baobab later this year with material potential production uplift in 2027.”

Mr. Maxwell concluded, “Operationally, we are delivering as expected, with strong results from our drilling programs and capital investments. Financially, the first quarter was difficult, driven by several factors including realized and unrealized hedging losses, exploration expense related to the Etame West ET 14-P well, our investment in seismic with our partners in the Niosi and Guduma blocks in offshore Gabon and the government lifting in Gabon. We have a pragmatic hedging program that we put into place in early 2025 to protect cash flow as we invest significant capital in 2026 across our portfolio to grow production. While this has reduced risk and protected cash flows, during the recent upswing in pricing it has caused us to recognize cash and non-cash derivative losses, but we are benefiting from unhedged sales at much higher prices. We believe that Q2 2026 will be much stronger financially with additional liftings and we will see continued improvement in the second half of 2026 and into 2027. We believe that the first quarter was an inflection point. With the continued operational successes we are delivering and as indicated by the increased full year 2026 production and sales guidance without increasing 2026 capital guidance, we are confident in our strategic vision. Vaalco remains well positioned to deliver on our forecasted 225% organic production growth by 2030.”

Operational Update

Gabon

The Company’s Phase Three Drilling Program in Gabon commenced in the fourth quarter of 2025 with the drilling of the ET-15H development well in the 1V block of Etame in December 2025. The well was completed and placed on production in February 2026 confirming expectations from the ET-15P pilot well results. The Company proceeded to drill the West Etame exploration well (ET-14) and although the well encountered 10 meters of high quality sands, the target zone was water-bearing. The lower portion of the well was plugged and abandoned but the well bore was utilized and sidetracked in the upper portion of the well to drill the ET-14H development well in the Main Fault Block of Etame.

The ET-14H well was successfully completed and placed on production in an attic position within the Main Fault Block of the Etame field, with a lateral of 325 meters of net pay in high-quality Gamba sands in April 2026. The well achieved an initial flow rate of approximately 4,850 gross BOPD or 2,850 net BOPD. Vaalco continued its drilling campaign in offshore Gabon by mobilizing the rig to the Ebouri platform and commenced drilling the EEBOM-5H development well in April 2026. The Company has several wells and workovers planned at the Ebouri and SEENT platforms to enhance production and potentially add reserves.

Vaalco and its partners completed the 3D seismic campaign across the jointly-owned Niosi and Guduma blocks in January 2026. The seismic acquisition was executed and satisfies the minimum commitments under the terms of the Niosi PSC as well as to inform the decision on proceeding into the second exploration period for the Guduma Block.

Egypt

The drilling campaign in Egypt began in December 2024 and continued throughout 2025 with the final well placed on production in January 2026. All wells drilled in the Eastern Desert successfully achieved their target.

During the first quarter of 2026, operations focused on interventions, workovers, and production optimization activities. A workover campaign to reactivate shut-in wells contributed to incremental production over the 2025 exit rate, while improved uptime supported increased average daily production rates.

With the success of the recent drilling campaign, captured efficiencies and accelerated technical subsurface evaluation, the Company decided to drill additional wells in Egypt in 2026. Vaalco contracted a rig and began drilling in early May targeting six additional wells to be drilled in Egypt, without increasing the total Company full year 2026 capital guidance range.

Côte d'Ivoire

The Baobab FPSO completed its planned dry dock refurbishment in February 2026 and arrived back in Côte d'Ivoire in early April 2026. Reconnection activities are now underway with four out of seven risers and umbilicals connected and field production is expected to restart during the second quarter of 2026. A rig has been secured for the planned development drilling program which is expected to begin at the end of the third quarter of 2026. The drilling campaign is expected to bring meaningful additions to production from the main Baobab field in block CI-40.

In February 2026, the Company was confirmed as the operator with a 60% WI in the Kossipo field on the CI-40 Block with a field development plan (“FDP”) to be completed in the second half of 2026. The field was discovered in 2002 with the Kossipo-1X well and later appraised in 2019 with the Kossipo-2A well, which tested at over 7,000 gross BOPD. Vaalco is continuing to analyze ocean bottom node seismic data that was recently acquired which is helping to drive and de-risk the Company’s updated evaluation and assisting with the FDP.

Equatorial Guinea

Vaalco owns a 60% WI in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. Vaalco has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. The Company has completed the initial Front End Engineering and Design study that confirmed the viability of the development concept and is currently evaluating alternative technical solutions which may deliver enhanced economic value.

Canada

On February 5, 2026, Vaalco announced an agreement for the sale of all of its producing properties in Canada to a third party for approximately $25.5 million with a closing date of February 19, 2026. The Canadian properties were producing approximately 1,850 BOEPD at the time of the sale. Vaalco’s first quarter 2026 results included January and prorated February Canadian production and financial results.

Financial Update – First Quarter of 2026
Vaalco reported a net loss of $93.8 million ($0.90 per diluted share) for Q1 2026 which was down compared with a net loss of $58.6 million ($0.56 per diluted share) in Q4 2025 and net income of $7.7 million ($0.07 per diluted share) in Q1 2025. The decrease in earnings compared with Q4 2025 and Q1 2025 was driven primarily by hedging losses, fewer lifting and lower sales, and higher exploration expenses.
Adjusted EBITDAX totaled $11.6 million in Q1 2026, compared with $42.9 million in Q4 2025. The decrease was primarily due to lower sales volumes. Adjusted EBITDAX was down from $57.0 million generated in Q1 2025 primarily due to lower sales volumes and lower realized pricing including realized derivative losses.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended March 31, 2026					Three Months Ended December 31, 2025
	Gabon	Egypt	Canada(a)	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$24,368	$66,410	$1,744	$—	$92,522	$56,238	$54,842	$2,966	$—	$114,046
NGL Sales	—	—	750	—	750	—	—	1,444	—	1,444
Gas Sales	—	—	368	—	368	—	—	648	—	648
Gross Sales	24,368	66,410	2,862	—	93,640	56,238	54,842	5,058	—	116,138

Selling Costs & Carried Interest	—	(184)	(143)	—	(327)	1,305	(232)	(177)	—	896
Royalties & Taxes	(2,967)	(27,310)	(437)	—	(30,714)	(7,830)	(17,520)	(642)	—	(25,992)

Net Revenue	$21,401	$38,916	$2,282	$—	$62,599	$49,713	$37,090	$4,239	$—	$91,042

Oil Sales MMB (working interest)	371	1,014	31	—	1,416	970	1,009	56	—	2,035
Average Oil Price Received	$65.70	$65.33	$56.99	$—	$65.33	$57.97	$54.14	$53.23	$—	$56.05
Change					17%
Average Brent Price					$80.72					$63.65
Change					27%

Gas Sales MMCF (working interest)	—	—	226	—	226	—	—	402	—	402
Average Gas Price Received	—	—	$1.63	—	$1.63	—	—	$1.62	—	$1.62
Change					—%
Average Aeco Price ($USD)	—	—	$1.46	—	$1.46	—	—	$2.12	—	$2.12
Change					(31)%

NGL Sales MMB (working interest)	—	—	31	—	31	—	—	63	—	63
Average Liquids Price Received	—	—	$24.07	—	$24.07	—	—	$22.78	—	$22.78
Change					6%
(a) Reflects net revenues and sales volumes from January 1, 2026 through the closing date of the Canada Assets Divestment date on February 19, 2026.

Revenue and Sales	Q1 2026	Q1 2025	% Change Q1 2026 vs. Q1 2025	Q4 2025	% Change Q1 2026 vs. Q4 2025
Production (NRI BOEPD)	15,110	17,764	(15)%	16,128	(6)%
Sales (NRI BOE)	1,094,000	1,717,000	(36)%	1,708,000	(36)%
Realized commodity price ($/BOE)	$57.21	$64.27	(11)%	$52.54	9%
Commodity (Per BOE including realized commodity derivatives)	$43.84	$64.34	(32)%	$52.59	(17)%
Total commodity sales ($MM)	$62.6	$110.3	(43)%	$91.0	(31)%
In Q1 2026, Vaalco had a net revenue decrease of $28.4 million or 31% compared to Q4 2025 primarily due to a decrease in the total NRI sales volumes of 1,094 MBOE which was 36% lower than the Q4 2025 volumes of 1,708 MBOE. This was primarily attributed to the timing of Gabon liftings and the sale of the Canadian assets in Q1 2026. Q1 2026 volumes were lower compared to 1,717 MBOE for Q1 2025 primarily due to the timing of Gabon liftings, the temporary shut-in at Côte d’Ivoire due to the FPSO refurbishment and the sale of the Canadian assets. Average realized price received of $57.21 per BOE in Q1 2026 was higher compared to $52.54 per BOE in Q4 2025, but lower than Q1 2025 of $64.27. Q1 2026 NRI sales were slightly above the midpoint of Vaalco’s guidance.

Costs and Expenses	Q1 2026	Q1 2025	% Change Q1 2026 vs. Q1 2025	Q4 2025	% Change Q1 2026 vs. Q4 2025
Production expense, excluding offshore workovers and stock comp ($MM)	$28.3	$44.7	(37)%	$43.0	(34)%
Production expense, excluding offshore workovers ($/BOE)	$25.89	$26.08	(1)%	$25.21	3%
Offshore workover expense ($MM)	$—	$—	—%	$0.1	—%
Exploration expense ($MM)	$22.4	$—	—%	$6.0	273%
Depreciation, depletion and amortization ($MM)	$18.2	$30.3	(40)%	$30.8	(41)%
Depreciation, depletion and amortization ($/BOE)	$16.65	$17.65	(6)%	$18.06	(8)%
General and administrative expense, excluding stock-based compensation ($MM)	$6.9	$7.8	(11)%	$5.2	33%
General and administrative expense, excluding stock-based compensation ($/BOE)	$6.33	$4.51	40%	$3.04	108%
Stock-based compensation expense ($MM)	$1.4	$1.4	—%	$1.5	(10)%
Current income tax expense (benefit) ($MM)	$14.9	$17.7	(16)%	$5.2	186%
Deferred income tax expense (benefit) ($MM)	$(10.6)	$(1.6)	560%	$(9.8)	8%

Total production expense (excluding offshore workovers and stock compensation) of $28.3 million in Q1 2026 decreased by 34% compared to Q4 2025 and 37% compared to Q1 2025. The decrease in Q1 2026 compared to Q4 2025 and Q1 2025 was primarily driven by lower expenses in Gabon mainly due to the change in oil inventory adjustments. Production expenses associated with unsold crude oil inventory are capitalized and included in inventory, which are then subsequently expensed when oil inventory is sold. In addition, Vaalco had higher costs during the three months ended March 31, 2025 related to government audit settlements. The Company also had significantly lower production expense in Côte d’Ivoire as there were no production operations during current period.

Depreciation, depletion and amortization (“DD&A”) expense for Q1 2026 was $18.2 million, which was 41% lower than $30.8 million in Q4 2025 and 40% lower than $30.3 million in Q1 2025. The decrease in Q1 2026 DD&A expense compared to Q4 2025 was due primarily to a 36% decrease in sales volumes. The decrease in Q1 2026 DD&A expense compared to Q1 2025 was due primarily to a reduction in DD&A expenses in the Gabon, Egypt, Canada and Côte d’Ivoire segments.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased to $6.9 million in Q1 2026, compared to $5.2 million in Q4 2025 driven by an increase in salaries and wages. Q1 2026 G&A was 11% lower than the $7.8 million in Q1 2025 primarily due to a decrease in salaries and wages. Q1 2026 cash G&A was slightly below the low end of the Company’s guidance range of $7 million to $9 million.

Non-cash stock-based compensation expense was $1.4 million for Q1 2026 compared to $1.5 million for Q4 2025 and $1.4 million for Q1 2025.

Exploration expense was $22.4 million for Q1 2026 compared to $6.0 million for Q4 2025. This Q1 amount was primarily attributable to the cost of additional seismic data related to the Niosi and Guduma licenses and the costs of an exploration well at West Etame offshore Gabon that was determined to be unsuccessful. The Q4 2025 amount was primarily attributable to seismic acquisition costs with Niosi and Guduma blocks in Gabon as well as costs related to the Egyptian exploration well in South Ghazalat determined to be non-commercial. There were no exploration costs incurred in Q1 2025.

Total other income (expense), net, was an expense of $73.3 million for Q1 2026 compared to an income of $1.6 million for Q4 2025 and an expense of $2.4 million during Q1 2025. Other income (expense), net, includes gains or losses on derivatives, interest expense and foreign currency losses. Vaalco recorded a $70.6 million net loss on derivative instruments for the three months ended March 31, 2026, which included an unrealized loss of $55.9 million related to the change in fair value of the Company’s commodity derivative contracts primarily driven by an increase in the futures curve for forecasted commodity prices and a realized loss of $14.6 million on matured commodity derivative contracts. Vaalco recognized a net loss on derivative instruments of $0.1 million during the same period in 2025. The increase in derivative losses was primarily due to a higher volume of outstanding derivative contracts entered into for the three months ended March 31, 2026 compared to the same period in 2025. The Company’s derivative instruments currently cover a portion of its crude oil production through June 2027.
Vaalco reported an income tax expense for Q1 2026 of $4.3 million which was comprised of a $14.9 million current tax expense, offset by a deferred tax benefit of $10.6 million. Income tax expense includes a $2.9 million unfavorable oil price adjustment as a result of the change in value of the government of Gabon’s allocation of Profit Oil between the time it was produced and its present marked to market liability. Excluding the impact of the unfavorable oil price adjustment, income taxes were $1.4 million for the period. Income tax expense for Q1 2025 was $16.1 million, which includes a $0.7 million unfavorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, current income taxes were $15.4 million for the period.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three Months Ended March 31, 2026	$24,537	$7,370	$—	$—	$—	$—	$31,907

Capital Investments/Balance Sheet

For the first quarter of 2026, net capital expenditures totaled $78.1 million on a cash basis and $73.5 million on an accrual basis, below its first quarter guidance of $90 million to $110 million. These expenditures were primarily related to the new wells drilled as part of the Phase Three Drilling Campaign in offshore Gabon as well as expenditures associated with the refurbishment and reconnection activities of the FPSO in Côte d’Ivoire.

As of March 31, 2026, Vaalco had an unrestricted cash balance of $48.0 million. The Company had a working capital deficit of $110.1 million at March 31, 2026 compared to a working capital deficit of $59.0 million at December 31, 2025. In addition, Vaalco had an Adjusted Working Capital deficit of $91.0 million at March 31, 2026 compared to an Adjusted Working Capital deficit of $41.2 million at December 31, 2025.
At March 31, 2026, Vaalco had long-term debt of $152.0 million and approximately $103.0 million of liquidity remaining on its reserves based lending facility (the “2025 RBL Facility”). The Company arranged the facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. The aggregate commitments will reduce semi-annually starting with a $13.4 million reduction on March 31, 2027, and a $30.2 million reduction for each of the subsequent semi-annual periods starting on September 30, 2027.
During the first quarter of 2026, the Company borrowed an additional $92.0 million under its 2025 RBL Facility. The borrowings accrue interest at a rate based on the Term SOFR plus the Applicable Margin of 6.5% per annum. In addition, the borrowing is due to be repaid within one month from the drawdown date with, subject to certain conditions, the option to rollover the debt upon maturity. The proceeds were primarily used to fund the Baobab FPSO refurbishment.
Certain existing lenders under the new facility agreed to increase their commitments effective January 23, 2026 (the “Effective Increase Date”) so that the aggregate borrowing base under the 2025 RBL Facility as of the Effective Increase Date would increase from $190.0 million to $255.0 million. The increase in commitments was undertaken with the existing accordion feature included in the new facility. On April 28, 2026, certain existing Lenders under the 2025 RBL Facility agreed to increase their commitments from $255.0 million to $300.0 million. The increase in commitments was undertaken with the existing accordion feature included in the 2025 RBL Facility.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2026 on March 27, 2026. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2026 ($0.25 annualized), to be paid on June 26, 2026 to stockholders of record at the close of business on May 22, 2026. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to protect cash flow generation to assist in funding its capital and shareholder return programs.

The following includes hedges remaining in place as of the end of the first quarter of 2026:

Settlement Period	Index	Total volumes (Bbls)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)
Crude oil:
Call Option	ICE(a) Brent
April 2026 to June 2026		211,000	—	$122.00
Collars	Dated Brent
2026
April 2026 to June 2026		698,000	$63.01	$69.01
July 2026 to September 2026		777,000	$63.85	$68.73
October 2026 to December 2026		692,000	$64.96	$68.33
2027
January 2027 to March 2027		673,000	$64.68	$72.63
April 2027 to June 2027		564,000	$70.99	$84.35
(a) Intercontinental Exchange

2026 Guidance:
The Company has provided second quarter 2026 guidance and its full year 2026 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	22050 - 24500	9300 - 10300	10400 - 11500	250 - 300	2100 - 2400
Production (BOEPD)	NRI	17400 - 19450	8100 - 9000	7000 - 7800	200 - 250	2100 - 2400
Sales Volume (BOEPD)	WI	21350 - 25000	8300 - 10500	10400 - 11500	250 - 300	2400 - 2700
Sales Volume (BOEPD)	NRI	16800 - 19950	7200 - 9200	7000 - 7800	200 - 250	2400 - 2700
Production Expense (millions)	WI & NRI	$150.50 - $178.00
Production Expense per BOE	WI	$18.00 - $22.00
Production Expense per BOE	NRI	$22.00 - $29.00
Exploration Expense (millions)	WI & NRI	$26 - $31 MM
Offshore Workovers (millions)	WI & NRI	$0 - $10 MM
Cash G&A (millions)	WI & NRI	$31.0 - $37.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$290 - $360 MM
DD&A ($/BOE)	NRI	$16.00 - $20.00

		Q2 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	21600 - 23800	9900 - 10900	10400 - 11500	—	1300 - 1400
Production (BOEPD)	NRI	16800 - 18700	8600 - 9500	6900 - 7800	—	1300 - 1400
Sales Volume (BOEPD)	WI	21800 - 23600	11400 - 12100	10400 - 11500	—	—
Sales Volume (BOEPD)	NRI	16800 - 18300	9900 - 10500	6900 - 7800	—	—
Production Expense (millions)	WI & NRI	$40.5 - $48.5 MM
Production Expense per BOE	WI	$19.00 - $24.00
Production Expense per BOE	NRI	$26.00 - $31.00
Exploration Expense (millions)	WI & NRI	$2 - $3 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$7.0 - $9.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$110- $130 MM
DD&A ($/BOE)	NRI	$17.00 - $20.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its first quarter 2026 financial and operating results, Friday, May 8, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time and 2:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08002799489 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy First Quarter 2026 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q1 2026 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on May 8, 2026 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea and Nigeria.

Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws (collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Dividends beyond the second quarter of 2026 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.

Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of March 31, 2026	As of December 31, 2025
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$48,044	$58,900
Receivables:
Trade	24,791	39,924
Accounts with joint venture owners, net of allowance for credit losses of $2.9 million and $2.7 million, respectively	7,782	5,420
Other	2,197	2,277
Other current assets	33,304	26,280
Current assets held for sale	—	179
Total current assets	116,118	132,980
Crude oil, natural gas and NGLs properties and equipment, net	641,780	586,095
Other noncurrent assets:
Restricted cash	1,659	1,659
Value added tax and other receivables	9,291	7,149
Right of use lease assets	87,575	85,211
Deferred tax assets	49,511	54,825
Other long-term assets	14,728	13,630
Noncurrent assets held for sale	—	31,826
Total assets	$920,662	$913,375
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	226,201	191,817
Current liabilities held for sale	—	183
Asset retirement obligations	80,528	78,406
Operating lease liabilities - net of current portion	15,469	11,183
Finance lease liabilities - net of current portion	53,803	57,256
Deferred tax liabilities	47,757	63,630
Long-term debt	152,000	60,000
Noncurrent liabilities held for sale	—	7,403
Total liabilities	575,758	469,878
Total shareholders’ equity	344,904	443,497
Total liabilities and shareholders’ equity	$920,662	$913,375

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025	December 31, 2025
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$62,599	$110,329	$91,042
Operating costs and expenses:
Production expense	28,379	44,806	43,107
Exploration expense	22,394	—	6,040
Depreciation, depletion and amortization	18,212	30,305	30,845
Loss on sale of assets	1,202	—	—
Impairment loss on assets held for sale	—	—	67,224
General and administrative expense	8,276	9,051	6,696
Credit losses and other	271	(27)	(379)
Total operating costs and expenses	78,734	84,135	153,533
Other operating expense, net	—	—	(2,391)
Operating income (loss)	(16,135)	26,194	(64,882)
Other income (expense):
Derivative instruments gain (loss), net	(70,581)	(74)	3,643
Interest expense, net	(1,699)	(1,295)	(2,044)
Other income (expense), net	(1,034)	(1,012)	32
Total other income (expense), net	(73,314)	(2,381)	1,631
Income (loss) before income taxes	(89,449)	23,813	(63,251)
Income tax expense (benefit)	4,315	16,083	(4,648)
Net income (loss)	$(93,764)	$7,730	$(58,603)
Other comprehensive income:
Currency translation adjustments	112	117	1,387
Comprehensive income (loss)	$(93,652)	$7,847	$(57,216)

Basic net income (loss) per share:
Net income (loss) per share	$(0.90)	$0.07	$(0.56)
Basic weighted average shares outstanding	104,258	103,758	104,258
Diluted net income (loss) per share:
Net income (loss) per share	$(0.90)	$0.07	$(0.56)
Diluted weighted average shares outstanding	104,258	103,785	104,258

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(93,764)	$7,730
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	18,212	30,305
Loss on Canada Assets Divestment	1,202	—
Exploration expense	13,801	—
Amortization of deferred financing costs	392	146
Deferred taxes	(10,559)	(1,519)
Unrealized foreign exchange gain	190	1,673
Stock-based compensation expense	1,377	1,475
Derivative instruments loss, net	70,581	74
Cash settlements paid on matured derivative contracts, net	(957)	123
Credit losses and other	271	(27)
Equipment and other expensed in operations	1,890	972
Change in operating assets and liabilities	(41,862)	(8,246)
Net cash provided by (used in) operating activities	(39,226)	32,706
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures, including exploration expense	(78,074)	(58,527)
Proceeds from the Canada Assets Divestment	25,474	—
Acquisition of crude oil and natural gas properties	—	(247)
Net cash used in investing activities	(52,600)	(58,774)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	92,000	—
Dividend distribution	(6,687)	(6,570)
Treasury shares	—	(155)
Deferred financing costs	(1,160)	(5,118)
Payments of finance lease	(3,176)	(2,943)
Net cash provided by (used in) in financing activities	80,977	(14,786)
Effects of exchange rate changes on cash	(32)	27
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,881)	(40,827)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	66,963	97,726
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$56,082	$56,899

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025	December 31, 2025
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,094	1,717	1,708
Average daily sales volumes (BOE)	12,157	19,074	18,566

WI PRODUCTION DATA
Etame Crude oil (MBbl)	676	767	712
Gabon Average daily production volumes (BOEPD)	7,516	8,522	7,743

Egypt Crude oil (MBbl)	1,014	920	1,009
Egypt Average daily production volumes (BOEPD)	11,264	10,225	10,963

Canada Crude Oil (MBbl)	31	80	56
Canada Natural Gas (MMcf)	226	413	402
Canada Natural Gas Liquid (MBOE)	31	69	63
Canada Crude oil, natural gas and natural gas liquids (MBOE)	99	218	186
Canada Average daily production volumes (BOEPD)	1,105	2,420	2,023

Côte d'Ivoire Crude oil (MBbl)	—	111	—
Côte d'Ivoire Average daily production volumes (BOEPD)	—	1,235	—

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,790	2,016	1,907
Average daily production volumes (BOEPD)	19,884	22,402	20,729

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	588	667	620
Gabon Average daily production volumes (BOEPD)	6,539	7,414	6,737

Egypt Crude oil (MBbl)	688	642	702
Egypt Average daily production volumes (BOEPD)	7,644	7,131	7,635

Canada Crude Oil (MBbl)	26	66	48
Canada Natural Gas (MMcf)	190	338	349
Canada Natural Gas Liquid (MBOE)	26	56	55
Canada Crude oil, natural gas and natural gas liquids (MBOE)	83	179	162
Canada Average daily production volumes (BOEPD)	927	1,984	1,757

Côte d'Ivoire Crude oil (MBbl)	—	111	—
Côte d'Ivoire Average daily production volumes (BOEPD)	—	1,235	—

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,360	1,599	1,484
Average daily production volumes (BOEPD)	15,110	17,764	16,128

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$62.87	$67.03	$53.46
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$57.21	$64.27	$52.54
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$43.84	$64.34	$52.59

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$25.94	$26.10	$25.24
Production expense, excluding offshore workovers and stock compensation*	$25.89	$26.05	$25.20
Depreciation, depletion and amortization	$16.65	$17.65	$18.06
General and administrative expense**	$7.56	$5.27	$3.92
Property and equipment expenditures, cash basis (in thousands)	$78,074	$58,527	$100,128
*Offshore workover costs excluded for Q1 2026, Q1 2025, and Q4 2025 are $0.0, $0.0 and $0.1 million, respectively.
*Stock compensation associated with production expense excluded for Q1 2026, Q1 2025, and Q4 2025 are immaterial.
**General and administrative expenses include $1.23, $0.76 and $0.88 per barrel of oil related to stock-based compensation expense for Q1 2026, Q1 2025, and Q4 2025, respectively.

NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Baobab Acquisition, FPSO demobilization, transaction costs related to the Baobab acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Baobab Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the applicable lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	March 31, 2026	March 31, 2025	December 31, 2025
Net income (loss)	$(93,764)	$7,730	$(58,603)
Adjustment for discrete items:
Unrealized derivative instruments (gain) loss	55,948	198	(3,549)
Loss on sale of assets	1,202	—	—
Impairment loss on assets held for sale	—	—	67,224
Deferred income tax benefit	(10,559)	(1,610)	(9,858)
Transaction costs related to acquisition	—	22	53
Other operating expense, net	—	—	2,391
Adjusted Net Income (Loss)	$(47,173)	$6,340	$(2,342)

Diluted Adjusted Net Income (Loss) per Share	$(0.45)	$0.06	$(0.02)
Diluted weighted average shares outstanding (1)	104,258	103,785	104,258
(1)No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	March 31, 2026	March 31, 2025	December 31, 2025
Net income (loss)	$(93,764)	$7,730	$(58,603)
Add back:
Interest expense, net	1,699	1,295	2,044
Income tax expense (benefit)	4,315	16,083	(4,648)
Depreciation, depletion and amortization	18,212	30,305	30,845
Loss on sale of assets	1,202	—	—
Impairment loss on assets held for sale	—	—	67,224
Exploration expense	22,394	—	6,040
Non-cash or unusual items:
Stock-based compensation	1,355	1,352	1,508
Unrealized derivative instruments (gain) loss	55,948	198	(3,549)
Other operating expense, net	—	—	2,391
Transaction costs related to acquisition	—	22	53
Credit losses (recovery) and other	271	(27)	(379)
Adjusted EBITDAX	$11,631	$56,958	$42,926

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	March 31, 2026	December 31, 2025	Change
Current assets	$116,118	$132,980	$(16,862)
Current liabilities	(226,201)	(192,000)	(34,201)
Working capital	(110,083)	(59,020)	(51,063)
Add: lease liabilities - current portion	19,062	17,863	1,199
Adjusted Working Capital	$(91,021)	$(41,157)	$(49,864)

Three Months Ended March 31, 2026
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$(39,226)
Net cash used in Investing activities	(52,600)
Net cash provided by Financing activities	80,977
Effects of exchange rate changes on cash	(32)
Total net cash change	(10,881)

Add back shareholder cash out:
Dividends paid	6,688
Total cash returned to shareholders	6,688

Free Cash Flow	$(4,193)

Reconciliation of Debt to Net Debt
Net debt, or outstanding debt obligations less cash and cash equivalents, is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

Reconciliation of Debt to Net Debt	March 31, 2026	December 31, 2025
Long-term debt	$152,000	$60,000
Less: Cash and cash equivalents	(48,044)	(58,900)
Net debt	$103,956	$1,100